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                                                                    Exhibit 23.4




              CONSENT OF CREDIT SUISSE FIRST BOSTON CORPORATION


UbiquiTel Inc.
One West Elm Street, 4th Floor
Conshohocken, PA  19428

     We hereby consent to (i) the inclusion of our opinion letter, dated February 21, 2001, to the Board of Directors of UbiquiTel Inc. ("UbiquiTel" or the "Company") as Annex A-7 to the Proxy Statement/Prospectus of UbiquiTel relating to the issuance of up to 16,400,000 shares of UbiquiTel common stock to the stockholders of the members of VIA Wireless, LLC and certain employees of VIA Wireless, LLC and (ii) all references to Credit Suisse First Boston Corporation or Credit Suisse First Boston, as the case may be, in the sections captioned "SUMMARY-THE MERGERS-Fairness Opinion of Financial Advisor," "THE MERGERS-Background of the Merger," "-UbiquiTel's Reasons for the Mergers" and "-Opinion of UbiquiTel's Financial Advisor" of the Proxy Statement/Prospectus of UbiquiTel which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                        CREDIT SUISSE FIRST BOSTON CORPORATION



                                        By: /s/ William G. Payne
                                            ----------------------------------
                                            William G. Payne
                                            Director


Dallas, Texas
March 26, 2001